ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 20th  day of August, 2012, between and among CIRTRAN BEVERAGE CORP., a Utah corporation (“Seller”); PLAY BEVERAGES, LLC, a Utah limited liability company (“Debtor”), which is in reorganization in the United States Bankruptcy Court for the District of Utah, Central Division, Bankruptcy No. 11-26046 JTM (the “Proceedings”); and PB ENERGY CORPORATION, a Utah corporation and the reorganized debtor pursuant to Debtor’s plan of reorganization in the Proceedings (“Buyer”).

Recitals

A.           Seller previously entered into an exclusive manufacturing and distribution agreement (“CBC Distribution Agreement”) with Debtor.  Debtor’s Plan of Reorganization (the “Plan”) filed in the Proceedings provides, inter alia, that Seller shall, in order to implement the Plan, simultaneously enter into a settlement agreement with Debtor (the “Settlement Agreement”) and sell certain of its assets to Buyer as provided in this Agreement, contingent on implementation of the Plan and effective on the effective date thereof (the “Plan Effective Date”).  In accordance with the provisions of the Plan, on the Plan Effective Date and subject to the conditions set forth therein, Buyer is also entering into a new license agreement with Playboy Enterprises International, Inc. (“Playboy”), under which Debtor shall have the exclusive right to use Playboy’s name and marks in connection with nonalcoholic energy drinks, energy shots, and other energy products throughout the world.  Capitalized terms used and defined in the Plan but not defined herein shall have the meanings ascribed to them in the Plan.

B.           Seller owns certain tangible and intangible properties and rights, including: (i) all of its non-terminated contracts with distributors and manufacturers of the Playboy Energy Drink (“Product”), including any and all rights of noncircumvention; (ii) a right to contract with and/or transact business with any past or present distributors and manufacturers notwithstanding noncircumvention provisions in terminated agreements; (iii) all Product-related inventory, including any and all point-of-sale items; (iv) any and all tangible personal property of Seller to the extent related to the Product; (v) all accounts, accounts receivable, and notes receivable due from non-terminated distributors and/or manufacturers of the Product; (vi) all trade secrets, formulas, designs, artwork, marketing plans, marketing materials, contact lists, customer lists, and other intellectual property, all to the extent, and only to the extent, relating to the Product; and (vii) all of Seller’s right, title, and interest, if any, under the Distribution Contracts (as defined below).

C.           Seller now desires to agree with Debtor to sell to Buyer, and Buyer desires to purchase from Seller, the assets as referred to above, and Seller now desires to enter into the Settlement Agreement, all in accordance with the terms hereof and the Settlement Agreement.

Agreement

NOW THEREFORE, upon the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby expressly agree as follows:

Article I
Transfer of Assets

Section 1.01     The Acquisition.  Except as set forth in Section 1.02 of this Agreement, and on the terms and conditions contained in this Agreement on the Effective Time (as defined below), Seller shall sell, assign, transfer, convey, set-over, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s following described assets relating to the Product as of the Effective Time (“Transferred Assets”):

(a)       all of Seller’s rights under those certain non-terminated and unexpired contracts, agreements, and arrangements with distributors and manufacturers for the distribution, marketing, and delivery of the Product, but only relating to the distribution, marketing, and delivery of the Product, that are described in Schedule 1.01(a) (each, a “Distribution Contract” and together, “Distribution Contracts,” and the parties thereto other than Seller, “Distributors”);

(b)       all of Seller’s inventory, raw materials, supplies, work-in-progress, finished goods, and other materials included in its inventory relating to the Product, but only relating to the Product, as more particularly described in Schedule 1.01(b) (“Inventory”);

(c)       any and all tangible personal property of Seller to the extent related to the Product;

(d)       [reserved]

(e)       all rights to contract, do business, or engage in any commercial activities with any past or present subdistributors and submanufacturers respecting the Product, notwithstanding provisions of any terminated or expired subdistributor or submanufacture agreements, contracts, courses of dealing, or covenants, express or implied, that prohibit, preclude, or otherwise limit any such activities, as more particularly described in Schedule 1.01(e) (each, a “Subcontract” and together, “Subcontracts,” and the parties thereto other than Seller, “Subcontractors”);

(f)       the list of current and past suppliers, vendors, and favorable relationships for raw materials and supplies for, used in, or consumed in the production of the Product as more particularly set forth in Schedule 1.01(f) and all files, records, and data used in connection with such relationships (“Supplier Data”);

(g)       the confidential list of ingredients, formulations, recipes, components, raw materials specifications, blending, canning and packaging techniques, routines, protocols, and other production and manufacturing know-how relating to the Product;

(h)       all advertising, marketing, designs, artwork, marketing plans, point of purchase, Product promotion, or similar materials, whether in printed or electronic format and whether in original reproducible format or in multiple copies for commercial use, related to the Product;

(i)        copies of all lists of current and past customers, contacts, advertisers, and prospective customers compiled by Seller relating to the Product, including, to the extent the same is in the possession of Seller, the name, address, contact person, and telephone number of each such customer, contact, advertiser, or prospective customer, as more particularly in Schedule 1.01(i) (“Business Contacts”);

(j)        all trade secrets and other intellectual property relating to the Products;

(k)       Seller’s rights to all management, operating and other systems, databases, and software used by Seller in the manufacture, distribution, and sale of the Product, including all licenses and related rights used in connection therewith, to the extent assignable, as more particularly described in Schedule 1.01(k) (“Management Systems”);

(l)        all files, documents, records, and books of account (or copies thereof) relating to Seller’s activities under the Distribution Contracts relating to the Product, but only relating to the Product, including copies of all communications (including attachments and exhibits) by or on behalf of Seller to, or received from, parties to such Distribution Contracts respecting the Product, including advertising studies, marketing and demographic data, sales and marketing correspondence, credit and sales reports, user manuals, and marketing materials and similar documents, as well as correspondence, electronic messages, lists, records, reports, or other data, whether in paper or electronic form, as more particularly described in Schedule 1.01(l) (“Documents”);

(m)      excepting earned royalties due to Seller based on sales that occurred on or before the Effective Time, any and all minimum guaranteed royalties and/or other unpaid royalties due from current, non-terminated Subcontractors of CBC (the “Transferred Royalty Receivable”);

(n)       all rights of Seller under the CBC Distribution Agreement; and

(o)      all books and records related to the Transferred Assets.

Section 1.02     Excluded Assets.  Notwithstanding the provisions of Section 1.01, the Transferred Assets conveyed hereunder shall not include the following (“Excluded Assets”):

(a)       all cash, bank deposits, and cash equivalents in Seller’s name or under Seller’s control;

(b)       excepting Transferred Royalties Receivable, all accounts, accounts receivable, and notes receivable reflected on Schedule 1.02(b), net of adjustments, as of the Effective Time, including net accounts and other amounts receivable from Debtor, after deducting all amounts payable by Debtor to Seller, and all accounts and other amounts receivable from creditors other than Debtor, net of adjustments and allowance for doubtful accounts, excluding amounts receivable from Seller’s corporate parent and its other subsidiaries (“Accounts Receivable”);

(c)       excepting only claims relating to Transferred Royalties Receivable, Seller’s rights, claims, or causes of action against (i) Playboy, which Seller is releasing conditionally pursuant to the Settlement Agreement, (ii) Debtor, (iii) any person (excepting claims relating to the Transferred Royalties Receivable), including against terminated Subcontractors such as PlayBev CEE Krt.; Thomas Modraczky; REDI FZE; Paul Levin; United Medical Devices, LLC; United Licensing Group, Inc.; Jimmy Esebag; Patrick Bertranou; Ron Coopersmith; RLC Partners, LLC, and (iv) other third parties relating to the Transferred Assets: (i) that may arise in connection with the discharge by Seller of liabilities not assumed by Buyer; or (ii) for which damages in respect thereof relate to the period prior to the Effective Time;

(d)       all rights to Seller’s Allowed Claim as set forth in section 4.1.2 of the Plan;

(e)       all corporate books and records not relating to the Transferred Assets purchased hereunder, including the minute books, stock transfer books, and the corporate seals of Seller;

(f)       Seller’s employee benefit agreements, plans, or similar arrangements.

(g)       all of Seller’s rights under those certain contracts, agreements, and arrangements described in Schedule 1.01(e) to the extent that they do not relate to the distribution, marketing, and delivery of the Product;

(h)       all rights to transact business of any kind or nature with Distributors not relating to the distribution, marketing, and delivery of the Product; and

(i)        all other assets of Seller not included in any specific provision of Section 1.02 existing as of the Effective Time.

Section 1.03     Assumed Liabilities.  On the Closing Date, Buyer shall assume and agree to discharge fully and timely the following obligations and liabilities of Seller respecting the Transferred Assets accruing or incurred from and after the Effective Time, in accordance with their respective terms and subject to the respective conditions thereof:

(a)        all covenants and obligations relating to all deposits, prepayments, or similar amounts paid to Seller and to be credited as purchase deductions or other rebates, discounts, adjustments, or offsets in the amount of $1,806,848 against payments for deliveries of the Product under the Distribution Contracts after the Effective Time (the “Deposits”);

(b)        all covenants, liabilities, and obligations accruing after the Effective Time under the Distribution Contracts being conveyed hereunder;

(together, “Assumed Liabilities”).

Section 1.04      Excluded Liabilities.  Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of a Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to Section 1.03, expressly including:

(a)        any liability of Seller arising out of or relating to the execution, delivery, and performance by Seller of this Agreement;

(b)        any liability relating to the Excluded Assets;

(c)        any accounts payable, trade payables, and other operating expenses, capital costs, or other commitments and obligations of Seller accruing prior to the Effective Time;

(d)        any liability of Seller to its officers, directors, or shareholders or any family member or other affiliate of any of the foregoing, including any obligation to indemnify or contribute to the losses of any of the foregoing;

(e)        any liability for the payment of any federal, state, or local income tax or other charge, levy, or assessment of Seller, whether accruing before or after the Effective Time, including any such tax or other charge, levy, or assessment arising in connection with the consummation of the transactions contemplated by this Agreement; and

(f)        any liability to any employee, consultant, or other service provider to Seller.

Section 1.05      Consideration for Transfer of Assets.  In consideration of the conveyance of the Transferred Assets transferred to Buyer as set forth in Section 1.01,on the Effective Time:

(a)        The Settlement Agreement shall become effective and, pursuant thereto and Consistent with section 4.1.2 of the Plan, Seller shall hold an “Allowed Claim” (as defined in the Plan), in the stipulated amount of $6,792,150, reduced to $5,500,000 at Closing;

(b)        Buyer shall assume and agree to timely credit, recognize, offset and otherwise satisfy the obligations relating to the Assumed Liabilities, including the obligation to honor and/or refund, as applicable, the Deposits in the amount of $1,806,848, which such credit and payment shall be deemed received as of Closing and shall reduce the Allowed CBC Claim to $5,500,000, and the Debt Conversion Shares to be issued to CBC pursuant to sections 4.1.3 and 4.5.2 of the Plan shall be based upon this net amount;

(c)       Buyer shall become irrevocably obligated to pay to Seller an amount equal to: (i) 10% of gross revenue of Reorganized Debtor arising after the Effective Date to Distributors and Subcontractors; plus (ii) 5% (reduced by 0.5% at the end of each annual period) of all other gross revenue, all as more particularly set forth in that certain “Revenue Sharing Agreement” attached hereto as Exhibit A and incorporated herein by reference and to be executed and delivered at the Closing; and

(d)           as provided in the Plan, the Allowed CBC Claim shall be reduced, credited, and deemed paid in the amount of $1,292,150.00, which is the amount by which the Deposits exceed the book value of Inventory and other tangible personal property sold and transferred by Seller to Buyer.

Section 1.06      Conditions Precedent to Closing.  The sale and purchase of the Transferred Assets contemplated hereby shall not be consummated, and the Closing (as defined in Section 1.08) shall not occur, unless and until the Confirmation Order, in form and substance reasonably acceptable to Debtor, shall have been entered in the Proceedings and shall have become a Final Order and the further conditions precedent to the effectiveness of the Plan set forth in Article 9 thereof shall have been satisfied or waived as more particularly set forth therein.  This Agreement shall not become effective, unless and until the following conditions have been satisfied:  (i) the chapter 11 plan of reorganization proposed by the Debtor in the Proceeding shall have been confirmed by entry of an order (in form and substance acceptable to the Debtor) entered in the Proceedings (the “Confirmation Order”); and (ii) the Effective Date of the plan shall have occurred.  The “Effective Date” of the Debtor’s plan of reorganization shall mean the later of (a) the first Business Day on which the Confirmation Order is no longer subject to a stay pursuant to Federal Rule of Bankruptcy Procedure 3020(e) or otherwise, and (b) unless such thirty day period is waived by the Debtor as permitted under section 9.1 of the Plan, the first Business Day that is at least thirty calendar days after the Confirmation Date; provided, however, that if, as of such date, all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day immediately following the day upon which all such conditions have been satisfied or waived.  The sale and purchase of the Transferred Assets shall not be consummated, and the Closing shall not occur, unless and until the above-described conditions have been satisfied.

Section 1.07      Closing; Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held contemporaneous with the Effective Date of the Plan (the “Closing Date”).  Such Closing shall take place at such location as may be mutually acceptable to the parties hereto and their respective legal counsel.  All actions to be taken at the Closing shall be considered to have been taken simultaneously, and all documents delivered shall be considered to be in escrow until all actions incident to the Closing are completed and the Effective Date of the Plan shall have occurred.

Section 1.08      Effective Time.  The transactions contemplated by this Agreement shall be consummated on the Closing Date effective as of 11:59 p.m., local time, or such other date and time as the parties may agree (the “Effective Time”).  Buyer shall take possession of the Transferred Assets and premises in which the business is being conducted and shall begin to conduct business as of the Effective Time.  It is the intent of the parties that Buyer is entitled to the results of all operations arising from the conduct of such business after the Effective Time and is responsible for all liabilities incurred by Buyer in connection therewith after such Effective Time.

Section 1.09      Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)        Seller shall deliver, or cause to be delivered, to Buyer, together with funds sufficient to pay all taxes necessary for the transfer, filing, or recording thereof:

    (i)             that certain Revenue Sharing Agreement in the form attached hereto as Exhibit A executed by Seller;

    (ii)            a bill of sale in mutually acceptable form for all of the Transferred Assets that are tangible executed by Seller;

(iii)           an assignment in mutually acceptable form of all of the Transferred Assets that are intangible personal property, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities executed by Seller;

(iv)            a limited assignment in mutually acceptable form of the Distribution Contracts;

(v)             such other bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)            a Satisfaction and Release (as defined in Section 4.05 below) completed and executed by each CBC Creditor;

(vii)          Uniform Commercial Code termination statements or release of lien documents provided by all lien holders sufficient to release all encumbrances (except for encumbrances relating to Assumed Liabilities) on the Transferred Assets effective as of the Closing, including the release and consent of Seller’s principal secured creditor, YA Global Investments, L.P.;

(viii)         a certificate executed by Seller as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.01 and the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.02; and

(ix)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the contemplated transactions.

(b)         Buyer shall deliver:

(i)             that certain Revenue Sharing Agreement in the form attached hereto as Exhibit A executed by Buyer;

(ii)            a written assumption in mutually acceptable form of all of the Assumed Liabilities executed by Buyer;

(iii)           a limited assumption in mutually acceptable form of the Distribution Contracts;

(iv)           an assumption in mutually acceptable form of the Deposits;

(v)             a certificate executed by Buyer as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.01 and the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.02; and

(vi)           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Buyer’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the contemplated transactions.

If convenient to the parties, in order to provide for the simultaneous completion of all Closing steps of the parties hereunder, all payments, deliveries, and recordations contemplated hereby shall be accomplished by delivery and recordation of the necessary documents and payment of amounts to be paid through escrow with a mutually acceptable agent.

Section 1.10        Further Assurances.  At the Closing or at any time thereafter, each party shall execute and deliver to the other parties such opinions, certificates, consents, and other documents required herein; execute and deliver such other documents; and take such other and all actions as may be reasonably requested to carry out the terms of this Agreement as the other parties hereto may reasonably require.

Article II
Representations, Covenants, and Warranties of Seller

Seller hereby represents, covenants, and warrants to Buyer, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VIII hereof), as follows:

Section 2.01        Organization.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah.  There is no jurisdiction in which Seller is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of Seller.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Seller’s articles of incorporation or bylaws.

Section 2.02        Approval of Agreement.  The board of directors and shareholder of Seller have authorized the execution and delivery of this Agreement by Seller and have approved the consummation of the transactions contemplated hereby.  This Agreement is the legal, valid, and binding agreement of Seller enforceable among the parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other laws affecting enforcement of creditors’ rights generally and by general principles of equity.

Section 2.03         Governmental Authorizations.  Seller has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its businesses in all material respects as conducted on the date of this Agreement.  No authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

Section 2.04        Material Contract Defaults.  Seller is not in default in any respect under the terms of any Distribution Contract or any other contract, agreement, or other commitment that is included in the Transferred Assets, and there is no event of default or other event that, with notice or lapse of time or both, would constitute a default in any material respect under any such Distribution Contract or any other contract, agreement, or other commitment in respect of which Seller has not taken adequate steps to prevent such a default from occurring.

Section 2.05        Inventories.  The Inventory is in good, merchantable, and useable condition and is reflected in Schedule 1.01(b) as of the date set forth therein at the lower of cost or market value on a [first-in-first-out basis].

Section 2.06        Accounts Receivable.  All Accounts Receivable reflected in Schedule 1.01(c) have arisen from bona fide transactions in the ordinary course of Seller’s business and are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in such schedule; and all Accounts Receivable will be good and collectible, without resorting to unreasonable collection efforts, in the ordinary course of business at the aggregate amount thereof reflected in such schedule.

Section 2.07        Deposits.  There are no deposits, prepayments, rebates, discounts, adjustments, or other offsets against payments for deliveries of the Product under the Distribution Contracts after the Effective Time.

Section 2.08        Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any supplier or group of suppliers of Seller identified in Schedule 1.01(e) whose sales to Seller individually or in the aggregate are material to the operations of Seller’s distribution of the Product as of the date hereof, and there exists no condition or state of facts or circumstances involving such suppliers that Seller can now reasonably foresee that would materially adversely affect the manufacture of the Product by Buyer after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been manufactured by Seller.

Section 2.09        Ingredients; Formulations. The ingredients, formulations, recipes, components, raw materials specifications, blending, canning and packaging techniques, routines, protocols, and other production and manufacturing know-how relating to the Product set forth in Schedule 1.01(f) constitute the material know-how that Seller has used to manufacture and produce the Product, either directly or through Distribution Contracts.

Section 2.10        Business Contacts.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any Business Contacts identified in Schedule 1.01(h) whose purchases from Seller individually or in the aggregate are material to Seller’s distribution of the Product as of the date hereof, and there exists no condition or state of facts or circumstances involving such Business Contacts that Seller can now reasonably foresee would materially adversely affect the sale of the Product by Buyer after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been sold by Seller.

Section 2.11        Management Systems.  Schedule 1.01(i)contains a complete and accurate list of all material management, operating, and other systems, databases, and software used by Seller in the manufacture, distribution, and sale of the Product and the nature of Seller’s rights therein.  Other than respecting commercially available software products under standard end-user object code license agreements: (a) there are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the foregoing; and (b) the use of such Management Systems does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and is not subject to the payment of royalties or any other obligation to any other person or entity.

Section 2.12        Inventory.  Seller has the right, power, and authority to transfer all of the Inventory comprising the Transferred Assets to Buyer, without the consent of any other person or entity, as contemplated by this Agreement.

Section 2.13        Litigation and Proceedings.  To Seller’s knowledge, there are no actions, suits, or proceedings pending, threatened by or against, or affecting Seller or its properties, at law or in equity, before any court, other governmental agency or instrumentality, or any arbitrator of any kind.  Seller does not have any knowledge of any default on its part respecting any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 2.14       Third-Party Consents.  Except as set forth in Schedule 1.01(a) respecting the Distribution Contracts and as expressly otherwise set forth in this Agreement, no contract, agreement, lease, or other commitment, written or oral, to which Seller is a party or to which any Transferred Asset is subject requires the consent of any other party in order to consummate the transactions herein contemplated, except when the failure to obtain such consent would not have a material adverse effect on the Transferred Assets.

Section 2.15        No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Seller is a party or to which any of its properties or operations are subject, except when such breach or default would not have a material adverse effect on the Transferred Assets transferred pursuant hereto.

Section 2.16        Compliance with Laws and Regulations.  Seller has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect its business, operations, properties, assets, or condition or except to the extent that noncompliance would not result in the incurrence of any material liability for Seller.

Section 2.17        Title to Transferred Assets.  The Transferred Assets shall be delivered free of any and all liens, claims, encumbrances, or liabilities other than the Assumed Liabilities.

Section 2.18        Disclaimer of Representations and Warranties.  Except for the representations and warranties contained in this Article II, neither Seller nor any other person acting on behalf of Seller makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Transferred Assets, Assumed Liabilities, or otherwise, other than those representations and warranties expressly made in this Article II, and Seller will not have or be subject to any liability to Buyer or any other person resulting from Buyer’s or its representatives’ use of any document or information, other than as set forth in those representations and warranties expressly made by Seller to Buyer in this Article II.  Except as otherwise specifically provided in this Article II, Seller makes no representations or warranties to Buyer, express or implied, respecting the Transferred Assets or Seller’s business or operations, properties, and liabilities or obligations, whether arising by statute or otherwise in law, including any implied warranty of merchantability, fitness for a particular purpose, or otherwise.

Section 2.19        Seller’s Schedules.  Seller has delivered to Buyer the disclosure schedules identified in this Agreement, which are collectively referred to as the “Seller’s Schedules” and consist of separate schedules dated as of the date of execution of this Agreement and documents, instruments, and data as of such date.  Seller shall cause such schedules to this Agreement, and the other documents, instruments, and data delivered to Buyer hereunder, to be updated after the date hereof and prior to the Closing Date in accordance with Section 4.05.

Article III
Representations, Covenants, and Warranties of Buyer

Buyer hereby represents, warrants, and covenants to Seller, such representations, warranties, and covenants to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VIII hereof), as follows:

Section 3.01        Organization, Standing, and Power of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted and is proposed to be conducted immediately following the Closing.

Section 3.02        Authority.  The execution, delivery, and performance of this Agreement has been duly and validly authorized and approved by Buyer’s board of directors and shareholders.  The execution and delivery of this Agreement do not, and consummation of the transactions described herein will not, result in or constitute a default, breach, or violation of Buyer’s articles of organization or bylaws or any other agreement to which Buyer is a party.

Article IV
Covenants

Section 4.01       Seller’s Covenants.  Between the date hereof and the Closing Date, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed, or conditioned, Seller shall:

(a)          continue to market the Product under the Distribution Contracts in the ordinary course of business in a manner consistent with past practice;

(b)          not, other than in the ordinary course of business, sell, lease, or dispose of, or agree to sell, lease, or dispose of, any components of the Transferred Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume, or permit to exist any liens upon such assets, except for Assumed Liabilities, and not dissolve, liquidate, merge, or consolidate with any other entity;

(c)          maintain the Transferred Assets in the ordinary course of business and not pledge, subject to any encumbrance, or otherwise encumber such Transferred Assets;

(d)          not enter into new Distribution Contracts that will be binding upon Buyer after the Closing, except for: (i) new contracts made in the ordinary course of business that are terminable on 90 days’ notice or less without penalty; (ii) other Distribution Contracts made with Buyer’s written consent; and (iii) other Distribution Contracts that do not require post-Closing payments by Buyer or deposits of more than $10,000 in the aggregate for all such new contracts;

(e)          not amend any Distribution Contract with a term continuing for more than 90 days after the Closing Date in any material respects, except for such amendments made in the ordinary course of business or made with Buyer’s prior consent; and

(f)          not contractually agree to do any of the foregoing.

Section 4.02        Risk of Loss.  Seller shall bear the risk of any loss of, or damage to, any of the Transferred Assets owned by it at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

Section 4.03        Access to Information and Assets.  Between the date of this Agreement and the Closing Date (or the date on which this Agreement is terminated pursuant to Section 7.01), Seller shall permit Buyer and its authorized agents, representatives, and consultants, upon reasonable notice, during normal business hours, and in a manner that does not duly disrupt the normal marketing and distribution of the Product, to have reasonable access to Seller’s relevant books, records, and documents of, or relating to, Seller’s Transferred Assets and shall furnish to Buyer such information, data, financial records, and other documents in its possession relating to the Transferred Assets as Buyer may reasonably request.

Section 4.04        Consents.

(a)          Seller shall use commercial reasonable efforts to obtain, and Buyer shall cooperate with Seller in obtaining, any third-party consents necessary for the assignment of the Distribution Contracts and the conveyance of the other Transferred Assets (which shall not require any payment by Buyer to any such third party or increase the incurrence by Buyer of any cost or expense.  Receipt of consents of Seller’s principal secured creditor, YA Global Investments, L.P., to enter into consummate the transactions contemplated by this Agreement and the consents of the Distributors to assign to Buyer the Distribution Contracts, if required by the terms thereof, are conditions precedent to Buyer’s obligation to close under this Agreement.

(b)          To the extent that any Distribution Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of any such contract; provided, however, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under such Distribution Contract from and after the Closing, and Buyer shall pay and perform Seller’s obligations arising thereunder from and after the Closing in accordance with its terms (if applicable to the extent of the benefits received).

Section 4.05        Certain CBC Creditors. Prior to the Closing, Seller shall negotiate with each of its creditors set forth on Schedule 4.05 (each, a “CBC Creditor,” and together, the “CBC Creditors”) the settlement, compromise, satisfaction, discharge all of the principal of, and interest on, the liabilities and obligations of Seller to such CBC Creditors on such terms and conditions as may be acceptable and obtain the release by all of such CBC Creditors of Seller, PBE, and PLAYBOY ENTERPRISES INTERNATIONAL, INC., for all further liability thereunder, in the form attached hereto as Exhibit B and incorporated herein by reference (“Satisfaction and Release”).

Section 4.06        Notice of Changes.  Prior to the Closing, Seller shall notify Buyer, in writing, if Seller becomes aware of any fact or condition that causes or constitutes, or would cause or constitute, a material breach of any of Seller’s representations or warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence, after the date of this Agreement, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such presentation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Seller’s Schedules if the Seller’s Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Seller’s Schedules specifying such change.  During the same period, Seller will promptly notify Buyer of the occurrence of any event that will make satisfaction of the conditions in Article V impossible or unlikely.  The disclosure and supplements by Seller pursuant to this section, to the extent that Seller notifies Buyer, in writing, simultaneous with the delivery of such disclosure or supplement to Buyer, that: (a) the breach or breaches that are the subject of such disclosure or supplement have made or are reasonably expected to make the satisfaction of the conditions in Article V impossible or unlikely; and (b) as a result of such breach or breaches, Buyer has the right not to close the transactions contemplated by this Agreement, shall be deemed to amend or supplement the Seller’s Schedules attached hereto for purposes of post-Closing indemnification claims under Section 8.02 (but not for purposes of Section 7.01(d)(i).

Article V
Conditions Precedent to the Obligations of Buyer

The obligation of Buyer to purchase the Transferred Assets and assume the Assumed Liabilities is subject to the satisfaction, at or before Closing, of each of the conditions set out below, except for any condition that has been waived in a writing signed by Buyer at or prior to the Closing.

Section 5.01        Performance by Seller.  Seller shall have substantially performed all conditions of this Agreement required to be satisfied, observed, or performed by it unless the requirement has been waived in writing by Buyer.

Section 5.02        Accuracy of Representations and Warranties.  The representations and warranties of Seller set forth in Article II hereof are accurate and complete at and as of the Closing Date.

Section 5.03        Corporate Approval.  The board of directors and shareholders of Seller shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Buyer by an officer of Seller.

Section 5.04        No Material Loss or Damage Through the Closing Date.  Seller shall not have sustained any material loss or damage to the Transferred Assets, whether or not insured.

Section 5.05        Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority pertaining to the acquisition of the Transferred Assets by Buyer or materially affecting the Transferred Assets shall have been instituted or threatened on or before the Closing.

Section 5.06        Third-Party Consents.  Seller shall have obtained the consents of all third parties whose consent is required to the transfer of any Transferred Assets described herein, including any consents reasonably requested by Buyer, including the consents of all other parties to all Distribution Contracts for which such consent to assignment is required.

Section 5.07        Plan Effective Date. The Effective Date under the Plan shall occur.

Article VI
Conditions Precedent to the Obligations of Seller

The obligation of Seller to sell the Transferred Assets is subject to Buyer’s satisfaction and performance, at the time of Closing, of the conditions set out below, except for any condition that has been waived in writing by Seller, at or prior to the Closing.

Section 6.01        Performance by Buyer.  Buyer shall have substantially performed all conditions of this Agreement required to be satisfied, observed, or performed by it unless the requirement has been waived in writing by Seller.

Section 6.02        Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth in Article III hereof are accurate and complete at and as of the Closing Date.

Section 6.03        Company Approval.  The board of directors of Buyer shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Seller by an officer of Buyer.

Section 6.04        Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority pertaining to the acquisition of the Transferred Assets by Buyer or materially affecting the Transferred Assets shall have been instituted or threatened on or before the Closing.

Section 6.05        Plan Effective Date.  The Effective Date under the Plan shall occur.

Article VII
Termination

Section 7.01        Grounds for Termination.  This Agreement may be terminated by notice in writing by Seller to Buyer or Buyer to Seller given prior to or at the Closing:

(a)          by mutual written agreement of Seller and Buyer;

(b)          by either Buyer or Seller if the Closing Date has not occurred by [date];

(c)          by either Buyer or Seller if a material misrepresentation has been made or material breach of any provision of this Agreement has been committed by the other party and such misrepresentation or breach has not been cured or waived following 30 days’ notice from the party seeking to terminate to the other party; or

(d)          (i)             by Buyer, if satisfaction of any of the conditions in Article V is or becomes impossible to perform or satisfy (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii)            by Seller if satisfaction of any of the conditions in Article VI is or becomes impossible to perform or satisfy (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

Section 7.02        Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any of the parties hereto, except that no termination of this Agreement shall relieve any person from liability resulting from a breach by a party of any of its representations, warranties, covenants, or agreements set forth herein.  Upon such termination, each party shall be released and discharged from all further obligations under this Agreement (other than those obligations that expressly survive the termination of this Agreement), and no party hereto shall be subject to any claim by the others for damages of any kind, except any indemnity and hold harmless agreements as provided in Article VIII hereof.

Article VIII
Indemnification

Section 8.01        By Buyer and Seller.  Buyer, on the one hand, and Seller, on the other hand, hereby agree to indemnify and hold harmless the other party and to compensate and reimburse such party for and against all claims, damages, losses, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Indemnified Party (as defined herein) (together, “Damages”) in connection with each and all of the following:

(a)          any breach by the Indemnifying Party (as defined herein) of any representation or warranty in this Agreement;

(b)          any breach of any covenant, agreement, or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument, or document contemplated by this Agreement; and

(c)          any misrepresentation contained in any statement, exhibit, certificate, or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

Section 8.02        By Seller.  Seller agrees to indemnify and hold harmless Buyer and to compensate and reimburse Buyer for and against from any and all Damages reasonably incurred by Buyer in connection with each and all of the following:

(a)          any claims against, or liabilities or obligations of, Seller or against the Transferred Assets not specifically assumed by Buyer pursuant to this Agreement; and

(b)          any warranty claim or product liability claim relating to: (i) Products manufactured or distributed by or on behalf of Seller prior to the Effective Time; or (ii) Seller’s business or operations prior to the Effective Time.

Section 8.03        By Buyer.  Buyer agrees to indemnify and hold harmless Seller and to compensate and reimburse Seller for and against from any and all Damages reasonably incurred by Seller in connection with each and all of the following:

(a)          the failure or refusal to pay, compromise, discharge, or otherwise fully satisfy any of the Assumed Liabilities specifically assumed by Buyer pursuant to this Agreement; and

(b)          any warranty claim or product liability claim relating to: (i) Products manufactured or distributed by or on behalf of Buyer after the Effective Time; or (ii) Seller’s business or operations after the Effective Time.

Section 8.04        Claims for Indemnification.  Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall promptly notify, in writing, the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim.  In the event any such claim for indemnification hereunder results from or in connection with any claim or legal proceedings by any party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.05 hereof.

Section 8.05        Defense by Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party may, at its sole cost and expense, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party respecting all elements of such claim.  The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

(a)          the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

(b)          the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

Section 8.06        Limitation on Liability.

(a)          Seller shall not have any obligation to indemnify Buyer pursuant to this Article VIII until the Damages indemnifiable thereunder exceed an amount equal to $50,000 (the “Deductible Amount”), whereupon Seller shall then be liable to Buyer for Damages in excess of the Deductible Amount, provided, however, that the maximum monetary liability of Seller (including any affiliate or representative of Seller) pursuant to this Article VIII shall not exceed $500,000.

(b)           Buyer shall not have any obligation to indemnify Seller pursuant to this Article VIII until the Damages indemnifiable thereunder exceed the Deductible Amount, whereupon Buyer shall then be liable to Seller for Damages in excess of the Deductible Amount, provided, however, that the maximum monetary liability of Buyer (including any affiliate or representative of Buyer) pursuant to this Article VIII shall not exceed $500,000.

(c)           Each person entitled to indemnification shall take all reasonable steps to mitigate all Damages after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable under this Agreement or in connection herewith.

Article IX
Legal Matters

Section 9.01        Equitable Relief.  The parties hereto agree the failure of any party to perform any obligation or duty that each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, for which they cannot be adequately compensated by money damages.  An order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party.  Accordingly, in the event of default by any party hereto, the nondefaulting party, in addition to any other remedies that are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

Section 9.02        Governing Law.  The validity, construction, and performance of this Agreement, and any action arising out of or relating to this Agreement, shall be governed by the laws of the state of Utah, without giving effect to any choice or conflict of law provision or rule (whether the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

Section 9.03        Consent to the Exclusive Jurisdiction of the Courts of Utah.

(a)          Each of the parties hereto hereby consents to the exclusive jurisdiction of all state and federal courts having jurisdiction in Salt Lake County, Utah, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any entity or otherwise and whether civil, criminal, administrative, or investigative, in which an Indemnified Party was, is, or will be involved as a party or otherwise, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award.

(b)          Each party covenants that it shall not challenge, set aside, or seek to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(c)          Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts.

Section 9.04        Waiver of Jury Trial. Without limiting the provisions in this Agreement relating to arbitration, each party hereto hereby voluntarily and irrevocably waives the right to trial by jury in any proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

Section 9.05        Limitation on Damages. Each party hereby waives, releases, and discharges, for itself and on behalf of all of its indemnitees, all rights to, and each party hereby disclaims any obligations for, all punitive, special, or exemplary damages, however characterized, whether in contract or in tort, at law or in equity.

Article X
Obligations after Closing

For a period of 18 months following the Closing Date, Seller and Buyer shall have access to, and the right to copy, all of the records of each other relative to Seller’s business [Transferred Assets] as may be necessary for preparation of tax returns, tax reports, and customary accounting functions.  Additionally, Seller and Buyer shall agree to make available to the other, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with the preparation of a defense or the participation in a defense, participation in the prosecution of claim or litigation, and negotiation of a settlement relating to any pending, future, or threatened litigation, or government agency proceeding (including a tax audit) involving the conduct of Seller’s business [Transferred Assets] before or after the Closing, as the case may be, or in the perfection, registration, or transferring of any copyright, trademark right, or other proprietary information or right acquired by Buyer hereunder.

Article XI
Applicable Statute of Limitations

The parties intend to shorten the statute of limitations applicable to any claim for relief for any cause of action arising under this Agreement as set forth herein.  All representations and warranties made in Articles II and III shall be continuing and shall survive the Closing, but shall expire on the first anniversary of the Closing Date, and all remedies exercisable by Buyer respecting such representations and warranties shall terminate on such first anniversary; provided, however, that if a claim for indemnification has been asserted pursuant to Article VIII prior to or as of the first anniversary of the Closing Date, such representation and warranty shall remain in full force and effect until full and complete resolution of such claim pursuant to Article VIII hereof.

Article XII
Miscellaneous Provisions

Section 12.01      Interpretation.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary:  (a) all references in this Agreement to designated “Sections” are to the designated Sections and other subdivisions of this Agreement; (b) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) the word “or” shall not be applied in its exclusive sense, unless the context otherwise requires; (d) “including” shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned; (e) references to laws, regulations, and other governmental rules (collectively, “rules”), as well as to contracts, agreements, and other instruments (collectively, “instruments”), shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Time) and shall include all successor rules and instruments thereto; (f) references to “$,” “cash,” or “dollars” shall mean the lawful currency of the United States; (g) references to “federal” shall be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (h) if any day specified in this Agreement for any notice, action, or event is not a business day, then the due date for such notice, action, or event shall be extended to the next succeeding business day; (i) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Utah; (j) days, business days, and times of day shall be determined by reference to local time in Utah; (k) whenever in this Agreement a person or group is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, such person or group shall be entitled to consider only such interests and factors as it deems appropriate, in its absolute discretion; and (l) whenever in this Agreement a person or group is permitted or required to make a decision in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 12.02      Costs.  Each of Buyer and Seller shall pay its own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.03      Notices.  Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service, addressed as follows:

If to Seller, to:                    CirTran Beverage Corporation
Attention: Iehab J. Hawatmeh
4125 South 6000 West
West Valley, Utah  84128
Facsimile:  801-963-5180
Electronic mail: Iehab@cirtran.com

With copies to:                   Kruse Landa Maycock & Ricks, LLC
Attention:  James R. Kruse
Twenty-first Floor
136 East South Temple Street
Salt Lake City, Utah  84111
Facsimile:  801-531-7091
Electronic mail:  jkruse@klmrlaw.com

If to Buyer, to:                    PB Energy Corporation
c/o Gil A. Miller, CPA CFE CIRA
Rocky Mountain Advisory
215 South State Street, Suite 550
Salt Lake City, UT  84111
gmiller@rockymountainadvisory.com

With copies to:                  Matthew M. Boley
Parsons Kinghorn Harris, P.C.
111 East Broadway, 11th Floor
Salt Lake City, UT 84111
Facsimile (801) 363-4378
mmb@pkhlawyers.com

Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means.  Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

Section 12.04     Attorneys’ Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 12.05      Schedules and Exhibits; Knowledge.  Whenever in any section of this Agreement reference is made to information set forth in the exhibits or the schedules, such reference is to information specifically set forth in such exhibits or schedules and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no manager, officer, or director of such party, after reasonable investigation, has any knowledge of such matters.

Section 12.06      Risk Allocation Only.  The representations and warranties of the parties in this Agreement are for the sole purpose of allocating risks, responsibilities, rights, and remedies among the parties to this Agreement and in accordance with the terms hereof and are not intended to constitute and do not constitute any representation or warranty outside the terms of this Agreement or to or for the benefit of any person not a party hereto; and, except as otherwise expressly stated, the parties’ representations and warranties in this Agreement are not modified, altered, or otherwise affected by the actual, constructive, or imputed knowledge of any person.

Section 12.07      Entire Agreement.  This Agreement, together with the documents to be delivered pursuant hereto, represents the entire agreement between the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 12.08      Form of Execution; Counterparts.  A valid and binding signature hereto or on any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, conversion to portable document format (pdf), or other electronic process that provides similar copy accuracy of a document that has been executed, and such electronic signature or record shall be of the same legal effect, validity, or enforceability as a manually executed signature.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 12.09      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, respecting any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

CIRTRAN BEVERAGE CORP.

By: /s/ Iehab Hawatmeh
Its: President

BUYER:

BP ENERGY CORPORATION

By: /s/ Iehab Hawatmeh
Its: President

DEBTOR

PLAY BEVERAGES, LLC

By: /s/ Iehab Hawatmeh
Its: President

Exhibits/Schedules to the Asset Purchase Agreement

Exhibit/Schedule                                 Description

Schedule 1.01(a)                                 Distribution Contracts

Schedule 1.01(b)                                 Inventory

Schedule 1.01(e)                                 Subcontracts

Schedule 1.01(f)                                 Supplier Data

Schedule 1.01(g)                                 Production and Manufacturing Know-How

Schedule 1.01(i)                                  Business Contacts

Schedule 1.01(i)                                  Management Systems

Schedule 1.01(j)                                  Documents

Schedule 4.05                                      CBC Creditors

Exhibit A                                              Form of Revenue Sharing Agreement

Exhibit B                                              Form of Satisfaction and Release

Exhibit A to
Asset Purchase Agreement

Form of Revenue Sharing Agreement

Exhibit B to
Asset Purchase Agreement

Form of Satisfaction and Release